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                                                                      Exhibit 99

News Release
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                                         FOR:   Norton McNaughton, Inc.


                                APPROVED BY:    Peter Boneparth
                                                President
                                                Amanda Bokman
                                                Chief Financial Officer
                                                (212) 947-2960

FOR IMMEDIATE RELEASE
                                    CONTACT:    Investor Relations:
                                                David Walke/Shannon Moody
                                                Press: Michael McMullan
                                                Morgen-Walke Associates
                                                (212) 850-5600

                NORTON MCNAUGHTON, INC. ENTERS INTO AN AGREEMENT
             TO ACQUIRE JERI-JO KNITWEAR INC. AND JAMIE SCOTT, INC.

      New York, New York, April 22, 1998 - Norton McNaughton, Inc. (Nasdaq:
NRTY) today announced that it has entered into a definitive agreement to acquire substantially all the assets and assume substantially all the liabilities of Jeri-Jo Knitwear Inc. and Jamie Scott, Inc., privately-held apparel importers of moderately-priced juniors' and misses' updated sportswear. The terms of the transaction provide for the payment of cash at closing, with additional consideration payable in cash and Company common stock based on the achievement of performance levels.

      Closing of the transaction, which the Company expects will take place during its third fiscal quarter, is subject to financing, the expiration of the Hart Scott Rodino waiting period and the satisfaction of other customary closing conditions. The Company believes that the transaction will be accretive to earnings in fiscal 1998 and thereafter. The transaction will be accounted for under the purchase method of accounting.

      Based in New York and founded in 1975, Jeri-Jo/Jamie Scott design, import and market juniors' and misses' apparel. Jeri-Jo/Jamie Scott's merchandise is sold primarily under the Currants(R), Energie(R), and Jamie Scott(R) labels and is distributed through department stores, national chains and specialty stores. Upon closing of the transaction, Jeri-Jo/Jamie Scott will operate as a single, separate subsidiary under the direction of its current management.


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  NORTON MCNAUGHTON, INC. ENTERS INTO AN AGREEMENT                        Page:2

  TO ACQUIRE JERI-JO KNITWEAR INC. AND JAMIE SCOTT, INC.

      Peter Boneparth, President and Chief Operating Officer of Norton McNaughton, commented, "This is an exciting opportunity as Jeri-Jo/Jamie Scott significantly expand our reach from the moderate career area into juniors'. Jeri-Jo/Jamie Scott are a perfect fit for Norton McNaughton, and this acquisition illustrates our strategy of acquiring companies that are accretive to earnings, have strong management teams in place, and broaden our channels of distribution."

      Norton McNaughton, Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. Founded in 1981, the Company markets its products under its nationally known labels, including Norton McNaughton(R), Norton Studio(R), D.P.S.(R) and Erika(R), through its subsidiary Miss Erika, Inc.

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      This press release contains forward-looking information about the
Company's anticipated operating results, including following the acquisition of Jeri-Jo/Jamie Scott. The Company's ability, including following the acquisition of Jeri-Jo/Jamie Scott, to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors, including following the acquisition of Jeri-Jo/Jamie Scott, would be a further deterioration in retailing conditions for women's and juniors' apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with Jeri-Jo/Jamie Scott's business or the integration of Jeri-Jo/Jamie Scott's business with that of the Company, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, and weather conditions which could impact retail traffic and the Company's ability, including following the acquisition of Jeri-Jo/Jamie Scott, to ship on a timely basis. Accordingly, there can be no assurance that the Company, including following the acquisition of Jeri-Jo/Jamie Scott, will achieve its anticipated operating results.


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